Exhibit 99.1
News Release

For more information contact:

Media Relations: Britt Zarling Corporate Communications Fiserv, Inc. 414-378-4040 britt.zarling@fiserv.com	Investor Relations: Peter Poillon Investor Relations Fiserv, Inc. 212-266-3565 peter.poillon@fiserv.com

For Immediate Release

Fiserv Reports Fourth Quarter and Full Year 2019 Results
GAAP revenue growth of 161% in the quarter and 75% for the year;
GAAP EPS decrease of 49% in the quarter and 40% for the year;
Internal revenue growth of 5% in the quarter and 6% for the year;
Adjusted EPS increase of 18% in the quarter and 16% for the year;
Company expects 2020 internal revenue growth of 6% to 8%
and adjusted EPS growth of 23% to 27%

BROOKFIELD, Wis., February 4, 2020 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of payments and financial services technology solutions, today reported financial results for the fourth quarter and full year 2019.
Fourth Quarter and Full Year 2019 GAAP Results
On a GAAP basis, the financial results of First Data Corporation ("First Data") are included in the consolidated results of Fiserv, Inc. from July 29, 2019, the date of acquisition. GAAP revenue for the company increased 161% to $4.05 billion in the fourth quarter of 2019 compared to the prior year period, with $2.46 billion from the First Data segment, 5% growth in the Payments segment and 1% decline in the Financial segment. Full year 2019 GAAP revenue for the company increased 75% to $10.19 billion compared to the prior year, with $4.08 billion from the First Data segment, 8% growth in the Payments segment and 1% growth in the Financial segment.
GAAP earnings per share was $0.36 in the fourth quarter of 2019 and $1.71 for the full year, decreasing 49% and 40%, respectively, compared to the prior year periods. GAAP earnings per share in 2019 included transaction and related integration costs and acquired intangible asset amortization from the application of purchase accounting associated with the First Data acquisition. GAAP earnings per share in 2018 included a gain on the sale of a 55% interest of the company's Lending Solutions business (the "Lending Transaction").

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GAAP operating margin was 11.8% and 15.8% in the fourth quarter and full year 2019, respectively, compared to 27.8% and 30.1% in the fourth quarter and full year 2018, respectively. GAAP operating margin in 2019 included the operating margin impacts from transaction and related integration costs and acquired intangible asset amortization associated with the acquisition of First Data. GAAP operating margin in 2018 included a $227 million gain resulting from the Lending Transaction.
Net cash provided by operating activities was $2.80 billion in 2019 compared to $1.55 billion in 2018.
“2019 was a year of leadership and growth in which we took steps to transform an industry to better enable long-term, differentiated value for clients, associates and shareholders,” said Jeffery Yabuki, Chairman and Chief Executive Officer of Fiserv. “We delivered strong financial results including our 34th consecutive year of double digit adjusted earnings per share growth.”
Fourth Quarter and Full Year 2019 Non-GAAP Results and Additional Information
On an adjusted non-GAAP basis, the company's financial performance measures in this release, including adjusted revenue, internal revenue, adjusted operating margin, adjusted net income, adjusted earnings per share and free cash flow, have been recalculated to provide current and historical results on a combined company basis to enhance investors' ability to evaluate the company's operating performance on a combined basis with First Data.

•	Adjusted revenue increased 4% in both the fourth quarter and full year to $3.71 billion and $14.45 billion, respectively, compared to the prior year periods.

•
Internal revenue growth, on a constant currency basis, was 5% in the fourth quarter, with 6% growth in the First Data segment, 4% growth in the Payments segment and relatively consistent performance in the Financial segment compared to the prior year period.

•	Internal revenue growth, on a constant currency basis, was 6% for the full year, with 7% growth in the First Data segment, 5% growth in the Payments segment and 3% growth in the Financial segment.

•	Adjusted earnings per share increased 18% to $1.13 in the fourth quarter and 16% to $4.00 for the full year compared to the prior year periods.

•	Adjusted operating margin increased 100 basis points in both the fourth quarter and full year to 31.4% and 29.7%, respectively, compared to the prior year periods.

•	Free cash flow for 2019 increased 16% to $3.29 billion compared to the prior year.

•	Sales results were up 15% in the fourth quarter and up 10% for the year compared to the prior year periods.

•	The company repurchased 2.2 million shares of common stock for $238 million in the fourth quarter and 4.2 million shares of common stock for $394 million in 2019.

•
As previously announced, in December 2019, the company entered into a definitive agreement to sell 60% of its Investment Services business ("Investment Services Transaction") for approximately $510 million in net after-tax proceeds. The company expects to complete the transaction, which is subject to customary closing conditions, in the first

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quarter of 2020. In addition, in October 2019, the company sold for proceeds of $133 million two businesses which were acquired as part of the First Data acquisition.

•
In January 2020, Fiserv was named one of FORTUNE Magazine World's Most Admired Companies® for the seventh consecutive year. The company received high marks for its people management, use of corporate assets, quality of management and long-term investment value, and was also noted for its quality of products/services and financial soundness.

Outlook for 2020
Fiserv expects internal revenue growth of 6% to 8% for 2020. The company also expects adjusted earnings per share to grow in a range of 23% to 27% ($4.86 to $5.02) over the adjusted earnings per share for 2019 as revised for the net impact of divestitures including the Investment Services transaction announced in December.
"We expect to deliver exceptional financial results in 2020 including accelerated internal revenue growth resulting from a combination of our strong underlying business and meaningful synergy opportunities,” said Yabuki.
Earnings Conference Call
The company will discuss its results on a conference call and webcast at 4 p.m. CT on Tuesday, February 4, 2020. To register for the event, go to fiserv.com and click on the Q4 Earnings webcast link. Supplemental materials will be available in the "Investor Relations" section of the website.
About Fiserv
Fiserv, Inc. (NASDAQ: FISV) aspires to move money and information in a way that moves the world. As a global leader in payments and financial technology, the company helps clients achieve best-in-class results through a commitment to innovation and excellence in areas including account processing and digital banking solutions; card issuer processing and network services; payments; e-commerce; merchant acquiring and processing; and the Clover® cloud-based point-of-sale solution. Fiserv is a member of the S&P 500® Index and the FORTUNE® 500, and is among FORTUNE World's Most Admired Companies®. Visit fiserv.com and follow on social media for more information and the latest company news.
Use of Non-GAAP Financial Measures
Due to the financial impact of the First Data acquisition, the company's non-GAAP financial performance measures have been recalculated in this news release on a combined company basis for the fourth quarter of 2018 and the full years 2019 and 2018. The combined financial information has been prepared by making certain adjustments to the sum of historical First Data financial information determined in accordance with generally accepted accounting principles ("GAAP") and historical Fiserv financial information determined in accordance with GAAP. The historical combined financial information includes various estimates and is not necessarily

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indicative of the operating results of the combined companies had the transaction been completed at the assumed dates or of the combined companies in the future. The historical combined financial information does not reflect any cost savings or other synergies anticipated as a result of the acquisition. In addition, the historical combined financial information does not reflect the impact of any purchase accounting adjustments that may arise from the acquisition as those impacts would be excluded in the preparation of the combined financial information. The combined financial information is not pro forma information prepared in accordance with Article 11 of Regulation S-X of the Securities and Exchange Commission, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.
The company supplements its and First Data's historical reporting of information determined in accordance with GAAP, such as revenue, operating income, operating margin, net income, earnings per share and net cash provided by operating activities, with "combined revenue," "adjusted revenue," "internal revenue," "internal revenue growth," "combined operating income," "adjusted operating income," "adjusted operating margin," "combined net income attributable to Fiserv," "adjusted net income," "combined earnings per share," "adjusted earnings per share," "combined net cash provided by operating activities," and "free cash flow." Management believes that providing combined historical financial information, making adjustments for certain non-cash or other items and excluding certain pass-through revenue and expenses with respect to such combined information should enhance shareholders' ability to evaluate the combined company's performance, including providing a reasonable basis of comparison with its results for post-acquisition periods and providing additional insights into the factors and trends affecting the combined company's business. Therefore, the company excludes these items from its and First Data's historical combined revenue, combined operating income, combined net income attributable to Fiserv, combined earnings per share and combined net cash provided by operating activities to calculate these non-GAAP measures. The corresponding reconciliations of adjusted financial measures to the most comparable GAAP measures are included in this news release, except for forward-looking measures where a reconciliation to the corresponding GAAP measures is not available due to the variability, complexity and limited visibility of the non-cash and other items that are excluded from the non-GAAP outlook measures. See page 18 for additional information regarding the company's forward-looking non-GAAP financial measures.
Examples of non-cash or other items may include, but are not limited to, non-cash deferred revenue adjustments arising from acquisitions; non-cash intangible asset amortization expense associated with acquisitions; non-cash impairment charges; severance and restructuring costs; net charges associated with debt financing activities including foreign currency transaction gains, early debt extinguishment and bridge financing costs; merger and integration costs; gains or losses from the sale of businesses; and certain discrete tax benefits and expenses. The company excludes these items to more clearly focus on the factors management believes are pertinent to the company's operations, and management uses this information to make operating decisions, including the allocation of resources to the company's various businesses.

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The company adjusts its non-GAAP results to exclude amortization of acquisition-related intangible assets as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of acquisition-related intangible asset amortization supplements GAAP information with a measure that can be used to assess the comparability of operating performance. Although the company excludes amortization from acquisition-related intangible assets from its non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation.
Management believes internal revenue growth is useful because it presents combined adjusted revenue growth including deferred revenue purchase accounting adjustments and excluding the impact of foreign currency fluctuations, acquisitions, dispositions and the company's Output Solutions postage reimbursements. Management believes free cash flow is useful to measure the funds generated in a given period that are available for debt service requirements and strategic capital decisions. Management believes this supplemental information enhances shareholders' ability to evaluate and understand the company's core business performance.
These non-GAAP measures may not be comparable to similarly titled measures reported by other companies and should be considered in addition to, and not as a substitute for, revenue, operating income, operating margin, net income, earnings per share and net cash provided by operating activities or any other amount determined in accordance with GAAP.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated internal revenue growth, adjusted earnings per share and adjusted earnings per share growth. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should,” or words of similar meaning. Statements that describe the company’s future plans, objectives or goals are also forward-looking statements.
Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that could cause the company’s actual results to differ materially include, among others: the possibility that the company may be unable to achieve expected synergies and operating efficiencies from the acquisition of First Data within the expected time frames or at all or to successfully integrate the operations of First Data into the company's operations; such integration may be more difficult, time-consuming or costly than expected; profitability following the transaction may be lower than expected, including due to unexpected costs, charges or expenses resulting from the transaction; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; unforeseen risks

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relating to the company's liabilities or those of First Data may exist; the company's ability to meet expectations regarding the accounting and tax treatments of the transaction; the company's ability to compete effectively against new and existing competitors and to continue to introduce competitive new products and services on a timely, cost-effective basis; changes in customer demand for the company's products and services; rapid technological developments and changes, and the ability of the company's technology to keep pace with a rapidly evolving marketplace; the successful management of the company's merchant alliance program which involves several alliances not under its sole control; the impact of a security breach or operational failure on the company's business including disruptions at other participants in the global financial system; the failure of the company's third party vendors and merchants to satisfy their obligations; the successful management of credit and fraud risks in the company's business units and merchant alliances; changes in local, regional, national and international economic or political conditions and the impact they may have on the company and its customers; the effect of proposed and enacted legislative and regulatory actions affecting the financial services industry as a whole and/or the company; the company's ability to comply with government regulations and applicable card association and network rules; the protection and validity of intellectual property rights; the outcome of pending and future litigation and governmental proceedings; the company's ability to successfully identify, complete and integrate acquisitions, and to realize the anticipated benefits associated with the same; the impact of the company's strategic initiatives; the company's ability to attract and retain key personnel; changes in the interest rate environment that increase interest on the company's borrowings or the interest rate at which the company can refinance its borrowings; adverse impacts from currency exchange rates or currency controls imposed by any government or otherwise; and other factors included in “Risk Factors” in the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, and in other documents that the company files with the SEC, which are available at http://www.sec.gov. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward-looking statements, which speak only as of the date of this news release.

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Fiserv, Inc.
Condensed Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue
Processing and services	$3,344	$1,307	$8,573	$4,975
Product	701	244	1,614	848
Total revenue	4,045	1,551	10,187	5,823

Expenses
Cost of processing and services	1,571	628	4,016	2,324
Cost of product	538	194	1,293	745
Selling, general and administrative	1,463	298	3,284	1,228
Gain on sale of businesses	(5)	—	(15)	(227)
Total expenses	3,567	1,120	8,578	4,070

Operating income	478	431	1,609	1,753
Interest expense, net	(194)	(55)	(473)	(189)
Debt financing activities	—	(6)	(47)	(14)
Other (expense) income	(6)	2	(6)	5

Income before income taxes and income from investments in unconsolidated affiliates	278	372	1,083	1,555
Income tax provision	(54)	(88)	(198)	(378)
Income from investments in unconsolidated affiliates	17	2	29	10

Net income	241	286	914	1,187
Less: net income (loss) attributable to noncontrolling interests	(6)	—	21	—

Net income attributable to Fiserv	$247	$286	$893	$1,187

GAAP earnings per share attributable to Fiserv - diluted	$0.36	$0.71	$1.71	$2.87

Diluted shares used in computing earnings per share attributable to Fiserv	694.7	404.7	522.6	413.7

Earnings per share is calculated using actual, unrounded amounts.

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Fiserv, Inc.
Reconciliation of GAAP to
Adjusted Net Income and Adjusted Earnings Per Share
(In millions, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

GAAP net income	$247	$286	$893	$1,187
GAAP net income attributable to First Data [1]	—	162	303	1,005
Combined net income attributable to Fiserv	247	448	1,196	2,192
Combined adjustments:
Merger and integration costs [2]	148	5	467	55
Severance and restructuring costs [3]	75	31	150	155
Amortization of acquisition-related intangible assets [4]	533	149	1,222	594
Debt financing activities [5]	—	156	287	167
Impact of divestitures [6]	—	—	—	(28)
Non wholly-owned entity activities [7]	(33)	(7)	(53)	(33)
Tax impact of adjustments [8]	(169)	(76)	(480)	(209)
(Gain) loss on sale of businesses [6]	(5)	5	(12)	(424)
Tax impact of (gain) loss on sale of businesses [8]	1	(1)	3	90
Discrete tax items [9]	(13)	(39)	(5)	(127)
Adjusted net income	$784	$671	$2,775	$2,432

Weighted average common shares outstanding - diluted	694.7	404.7	522.6	413.7
Issuance of shares for combination	—	286.3	167.0	286.3
Dilutive impact of exchanged equity awards	—	7.8	4.5	7.8
Combined weighted average common shares outstanding - diluted [10]	694.7	698.8	694.1	707.8

GAAP earnings per share [10]	$0.36	$0.71	$1.71	$2.87

Combined earnings per share [10]	$0.36	$0.64	$1.72	$3.10
Combined adjustments - net of income taxes:
Merger and integration costs [2]	0.16	0.01	0.52	0.06
Severance and restructuring costs [3]	0.08	0.04	0.17	0.17
Amortization of acquisition-related intangible assets [4]	0.59	0.16	1.36	0.65
Debt financing activities [5]	—	0.17	0.32	0.18
Impact of divestitures [6]	—	—	—	(0.03)
Non wholly-owned entity activities [7]	(0.04)	(0.01)	(0.06)	(0.04)
(Gain) loss on sale of businesses [6]	(0.01)	—	(0.01)	(0.48)
Discrete tax items [9]	(0.02)	(0.06)	(0.01)	(0.18)
Adjusted earnings per share	$1.13	$0.96	$4.00	$3.44
See pages 3-5 for disclosures related to the use of non-GAAP financial measures.
Earnings per share is calculated using actual, unrounded amounts.

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[1]
Represents the financial results of First Data prior to the date of acquisition. For the year ended December 31, 2019, this includes the results of First Data from January 1, 2019 through July 28, 2019. For the three months and year ended December 31, 2018, this includes the results of First Data from October 1, 2018 through December 31, 2018 and from January 1, 2018 through December 31, 2018, respectively.

[2]
Represents acquisition and related integration costs incurred as a result of the company's various acquisitions. Merger and integration costs include $128 million and $408 million in the fourth quarter and full year 2019, respectively, related to the acquisition of First Data and primarily consist of legal and other professional service fees and incremental share-based compensation including the fair value of stock awards assumed by Fiserv in connection with the First Data acquisition. Legal and other professional service fees were $37 million and $199 million in the fourth quarter and full year 2019, respectively. Incremental share-based compensation including the fair value of assumed stock awards was $51 million and $108 million in the fourth quarter and full year 2019, respectively.

[3]
Represents severance and other costs associated with the achievement of ongoing expense management initiatives, including real estate and data center consolidation activities. Severance and restructuring costs includes a non-cash impairment charge of $48 million in both the fourth quarter and full year 2019 primarily related to an international core processing platform.

[4]
Represents amortization of intangible assets acquired through various acquisitions, including customer relationships, software/technology, and trade names. This adjustment does not exclude the amortization of other intangible assets such as contract assets (sales commissions and deferred conversion costs), capitalized and purchased software, and financing costs and debt discounts. See additional information on page 17 for an analysis of the company's amortization expense.

[5]
Represents losses on early debt extinguishments and other costs associated with the refinancing of certain indebtedness, including that of First Data in 2019. Debt financing activities in 2019 include $220 million of early debt extinguishment costs and $98 million of bridge term loan facility expenses, partially offset by $50 million of net currency transaction gains related to foreign currency denominated debt. Debt financing activities in 2018 represent the loss on early debt extinguishment associated with the company's cash tender offer for and redemption of its $450 million aggregate principal amount of 4.625% senior notes.

[6]
Represents the earnings attributable to divested businesses and the gain on the associated divestiture transactions. The divested businesses include First Data’s card processing business in Central and Southeastern Europe, First Data’s remittance processing business, and a 55% interest in Fiserv's Lending Solutions business in September 2018, August 2018 and March 2018, respectively.

[7]
Represents the company’s share of amortization of acquisition-related intangible assets at its unconsolidated affiliates, as well as the minority interest share of amortization of acquisition-related intangible assets at its subsidiaries in which it holds a controlling financial interest. This adjustment also includes a $14 million net gain on the merger of a joint venture that occurred in the third quarter of 2019.

[8]
The tax impact of adjustments is calculated using a tax rate of 23%, which approximates the combined company's annual effective tax rate, exclusive of the actual tax impacts associated with the net (gain) loss on sale of businesses.

[9]
Represents certain discrete tax items, such as tax effects associated with U.S. federal tax reform, deferred tax on basis difference related to the Investment Services Transaction and tax impacts from valuation allowance releases, tax reserves and non-deductible transaction costs associated with the acquisition of First Data.

[10]
GAAP earnings per share is computed by dividing GAAP net income by the weighted-average number of common shares outstanding - diluted during the period. Combined earnings per share is computed by dividing combined net income attributable to Fiserv by the combined weighted average common shares outstanding - diluted during the period. The combined weighted average common shares outstanding - diluted is computed based on the historical Fiserv weighted average shares outstanding - diluted determined in accordance with GAAP, adjusted to include the Fiserv shares issued as merger consideration and shares subject to First Data equity awards assumed by Fiserv in connection with the First Data acquisition for all periods presented.

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Fiserv, Inc.
Financial Results by Segment
(In millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Total Company
Revenue	$4,045	$1,551	$10,187	$5,823
First Data revenue [1]	—	2,399	5,609	9,498
Combined revenue	4,045	3,950	15,796	15,321
Combined adjustments:
Intercompany eliminations [2]	—	(3)	(4)	(9)
Output Solutions postage reimbursements [3]	(248)	(261)	(978)	(1,016)
Deferred revenue purchase accounting adjustments	12	—	18	3
Merchant Services adjustment [4]	(97)	(100)	(387)	(397)
Adjusted revenue	$3,712	$3,586	$14,445	$13,902

Operating income	$478	$431	$1,609	$1,753
First Data operating income [1]	—	529	1,088	2,092
Combined operating income	478	960	2,697	3,845
Combined adjustments:
Merger and integration costs	148	5	467	55
Severance and restructuring costs	75	31	150	155
Amortization of acquisition-related intangible assets	533	149	1,222	594
Merchant Services adjustment [4]	(61)	(60)	(230)	(232)
(Gain) loss on sale of businesses	(5)	5	(12)	(424)
Adjusted operating income	$1,168	$1,090	$4,294	$3,993

Operating margin	11.8%	27.8%	15.8%	30.1%
Adjusted operating margin	31.4%	30.4%	29.7%	28.7%

First Data [5]
First Data revenue	$2,464	$2,399	$9,687	$9,498
Adjustments:
Intercompany eliminations [2]	—	(2)	(2)	(6)
Output Solutions postage reimbursements	(163)	(177)	(684)	(708)
Deferred revenue purchase accounting adjustments	12	—	18	—
Merchant Services adjustment [4]	(97)	(100)	(387)	(397)
First Data adjusted revenue	$2,216	$2,120	$8,632	$8,387

First Data operating income	$635	$599	$2,410	$2,345
Adjustments:
Merger and integration costs	30	—	60	3
Severance and restructuring costs	7	16	14	70
Amortization of acquisition-related intangible assets	97	106	397	431
Merchant Services adjustment [4]	(61)	(60)	(230)	(232)
(Gain) loss on sale of businesses	—	5	—	(83)
First Data adjusted operating income	$708	$666	$2,651	$2,534

First Data operating margin	25.8%	25.0%	24.9%	24.7%
First Data adjusted operating margin	31.9%	31.4%	30.7%	30.2%

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Fiserv, Inc.
Financial Results by Segment (cont.)
(In millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Payments and Industry Products ("Payments")
Revenue	$987	$944	$3,744	$3,467
Adjustments:
Intercompany eliminations [2]	—	(1)	(2)	(3)
Output Solutions postage reimbursements [3]	(85)	(84)	(294)	(308)
Deferred revenue purchase accounting adjustments	—	—	—	3
Adjusted revenue	$902	$859	$3,448	$3,159

Operating income	$353	$315	$1,252	$1,122
Adjustments:
Merger and integration costs	—	—	—	2
Adjusted operating income	$353	$315	$1,252	$1,124

Operating margin	35.8%	33.4%	33.4%	32.3%
Adjusted operating margin	39.2%	36.7%	36.3%	35.6%

Financial Institution Services ("Financial") [6]
Revenue	$609	$615	$2,407	$2,395

Operating income	$207	$208	$805	$798

Operating margin	34.1%	33.7%	33.5%	33.3%

Corporate and Other
Revenue	$(15)	$(8)	$(42)	$(39)

Operating loss	$(717)	$(92)	$(1,479)	$(167)
First Data operating loss	—	(70)	(291)	(253)
Combined adjustments:
Merger and integration costs	118	5	407	50
Severance and restructuring costs	68	15	136	85
Amortization of acquisition-related intangible assets	436	43	825	163
Gain on sale of businesses	(5)	—	(12)	(341)
Adjusted operating loss	$(100)	$(99)	$(414)	$(463)

See pages 3-5 for disclosures related to the use of non-GAAP financial measures.
Operating margin percentages are calculated using actual, unrounded amounts.

[1]
Represents the financial results of First Data prior to the date of acquisition. For the year ended December 31, 2019, this includes the results of First Data from January 1, 2019 through July 28, 2019. For the three months and year ended December 31, 2018, this includes the results of First Data from October 1, 2018 through December 31, 2018 and from January 1, 2018 through December 31, 2018, respectively.

[2]	Represents the elimination of intercompany revenue and expense between First Data and the company.

[3]	Adjustment reflects the conformity of historical amounts to be consistent with the combined company's Output Solutions postage reimbursements.

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[4]
Represents an adjustment primarily related to the company's joint venture with Bank of America. The company and Bank of America jointly announced the dissolution of the Banc of America Merchant Services joint venture ("BAMS"), to be effective June 2020. The company owns 51% of BAMS and BAMS' financial results are 100% consolidated into the company's financial statements for GAAP reporting purposes. Upon dissolution of the joint venture, the company is entitled to receive a 51% share of the joint venture's value via an agreed upon contractual separation process. In addition, Bank of America has the right to require the company to continue providing merchant processing and related services to the joint venture clients allocated to Bank of America in the dissolution of the joint venture through June 2023 at current pricing. The company anticipates an ongoing relationship with Bank of America to provide processing and other support services to other Bank of America merchant clients following the joint venture's dissolution. The non-GAAP adjustment reduces adjusted revenue and adjusted operating income by the joint venture revenue and expense that is not expected to be retained by the company upon dissolution and is partially offset by an increase to processing and services revenue.

[5]
Represents the results of First Data less amounts included in Corporate and Other consisting of intercompany eliminations, unallocated corporate expenses and other activities that are not considered when management evaluates First Data segment performance.

[6]	For all periods presented in the Financial segment, there were no adjustments to GAAP measures presented and thus the adjusted measures are equal to the GAAP measures presented.

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Fiserv, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions, unaudited)
	Year Ended December 31,
	2019	2018
Cash flows from operating activities
Net income	$914	$1,187
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	615	382
Amortization of acquisition-related intangible assets	1,036	163
Amortization of financing costs, debt discounts and other	127	11
Net foreign currency gain on financing activities	(50)	—
Share-based compensation	229	73
Deferred income taxes	47	133
Gain on sale of businesses	(15)	(227)
Income from investments in unconsolidated affiliates	(29)	(10)
Distributions from unconsolidated affiliates	23	2
Settlement of interest rate hedge contracts	(183)	—
Non-cash impairment charges	48	3
Other operating activities	(3)	4
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Trade accounts receivable	(7)	(108)
Prepaid expenses and other assets	(82)	(6)
Contract costs	(212)	(137)
Accounts payable and other liabilities	238	116
Contract liabilities	99	(34)
Net cash provided by operating activities	2,795	1,552

Cash flows from investing activities
Capital expenditures, including capitalization of software costs	(721)	(360)
Proceeds from sale of businesses	51	419
Payments for acquisitions of businesses, net of cash acquired	(16,005)	(712)
Distributions from unconsolidated affiliates	113	—
Purchases of investments, net	(45)	(3)
Other investing activities	5	(7)
Net cash used in investing activities	(16,602)	(663)

Cash flows from financing activities
Debt proceeds	20,260	5,039
Debt repayments	(5,273)	(4,005)
Payments of debt financing, redemption and other costs	(247)	—
Proceeds from issuance of treasury stock	156	75
Purchases of treasury stock, including employee shares withheld for tax obligations	(561)	(1,946)
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(118)	—
Other financing activities	(26)	(5)
Net cash provided by (used in) financing activities	14,191	(842)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	—
Net change in cash, cash equivalents and restricted cash	385	47
Net cash flows from discontinued operations	133	43
Cash, cash equivalents and restricted cash, beginning balance	415	325
Cash, cash equivalents and restricted cash, ending balance	$933	$415

News Release

Fiserv, Inc.
Condensed Consolidated Balance Sheets
(In millions, unaudited)

	December 31,
	2019	2018
Assets
Cash and cash equivalents	$893	$415
Trade accounts receivable – net	2,782	1,049
Prepaid expenses and other current assets	1,503	274
Settlement assets	11,868	486
Total current assets	17,046	2,224

Property and equipment – net	1,606	398
Customer relationships - net	14,042	1,348
Other intangible assets – net	3,600	795
Goodwill	36,038	5,702
Contract costs - net	533	419
Investments in unconsolidated affiliates	2,720	65
Other long-term assets	1,954	311
Total assets	$77,539	$11,262

Liabilities and Equity
Accounts payable and accrued expenses	$3,080	$1,146
Short-term and current maturities of long-term debt	287	4
Contract liabilities	492	380
Settlement obligations	11,868	480
Total current liabilities	15,727	2,010

Long-term debt	21,612	5,955
Deferred income taxes	4,247	745
Long-term contract liabilities	155	89
Other long-term liabilities	941	170
Total liabilities	42,682	8,969

Redeemable noncontrolling interests	262	—

Fiserv shareholders' equity	32,979	2,293
Noncontrolling interests	1,616	—
Total equity	34,595	2,293
Total liabilities and equity	$77,539	$11,262

News Release

Fiserv, Inc.
Selected Non-GAAP Financial Measures and Additional Information
($ in millions, unaudited)

Internal Revenue Growth [1]	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	Growth	2019	2018	Growth

Total Company
Adjusted revenue	$3,712	$3,586		$14,445	$13,902
Currency impact [2]	38	—		231	—
Acquisition adjustments	(27)	—		(178)	—
Divestiture adjustments	(53)	(75)		(81)	(283)
Internal revenue	$3,670	$3,511	5%	$14,417	$13,619	6%

First Data
Adjusted revenue	$2,216	$2,120		$8,632	$8,387
Currency impact [2]	38	—		224	—
Acquisition adjustments	(11)	—		(31)	—
Divestiture adjustments	—	(8)		—	(142)
Internal revenue	$2,243	$2,112	6%	$8,825	$8,245	7%

Payments
Adjusted revenue	$902	$859		$3,448	$3,159
Currency impact [2]	—	—		4	—
Acquisition adjustments	(16)	—		(147)	—
Divestiture adjustments	(42)	(48)		(42)	(48)
Internal revenue	$844	$811	4%	$3,263	$3,111	5%

Financial
Adjusted revenue	$609	$615		$2,407	$2,395
Currency impact [2]	—	—		3	—
Divestiture adjustments	(6)	(11)		(7)	(65)
Internal revenue	$603	$604	—%	$2,403	$2,330	3%

Corporate and Other
Adjusted revenue	$(15)	$(8)		$(42)	$(39)
Divestiture adjustments	(5)	(8)		(32)	(28)
Internal revenue	$(20)	$(16)	n/m	$(74)	$(67)	n/m
See pages 3-5 for disclosures related to the use of non-GAAP financial measures.
Internal revenue growth is calculated using actual, unrounded amounts.

[1]
Internal revenue growth is measured as the increase in adjusted revenue (see pages 10-11) for the current period excluding the impact of foreign currency fluctuations and revenue attributable to acquisitions (except for revenue attributable to First Data which is presented on a combined company basis) and dispositions, divided by adjusted revenue from the prior period excluding revenue attributable to dispositions. Revenue attributable to dispositions includes transition services revenue within Corporate and Other.

[2]
Currency impact is measured as the increase or decrease in adjusted revenue for the current period by applying prior period foreign currency exchange rates to present a constant currency comparison to prior periods.

News Release

Fiserv, Inc.
Selected Non-GAAP Financial Measures and Additional Information (cont.)
($ in millions, unaudited)

Free Cash Flow	Year Ended December 31,
	2019	2018

Net cash provided by operating activities	$2,795	$1,552
First Data net cash provided by operating activities [1]	1,370	2,307
First Data payments for contract assets [2]	(51)	(78)
Combined net cash provided by operating activities	4,114	3,781
Combined capital expenditures	(1,118)	(886)
Combined adjustments:
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(271)	(255)
Distributions from unconsolidated affiliates [3]	113	—
Severance, restructuring, merger and integration payments	375	209
Settlement of interest rate hedge contracts	183	—
Tax reform payments	—	23
Tax payments on adjustments and debt financing	(105)	(35)
Other	(4)	(2)
Free cash flow	$3,287	$2,835
See pages 3-5 for disclosures related to the use of non-GAAP financial measures.

[1]
Represents the financial results of First Data prior to the date of acquisition. For the year ended December 31, 2019, this includes the results of First Data from January 1, 2019 through July 28, 2019. For the year ended December 31, 2018, this includes the results of First Data from January 1, 2018 through December 31, 2018.

[2]	Represents the conformity of First Data's historical classification of payments for contract assets to be consistent with the company's classification and treatment.

[3]
Distributions from unconsolidated affiliates totaled $234 million and $255 million in 2019 and 2018, respectively, of which $121 million and $255 million of the distributions are recorded within First Data net cash provided by operating activities.

News Release

Fiserv, Inc.
Selected Non-GAAP Financial Measures and Additional Information (cont.)
(In millions, unaudited)

Total Amortization [1]	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Acquisition-related intangible assets	$560	$43	$1,036	$163
Capitalized software	43	36	160	137
Purchased software	46	12	103	47
Financing costs, debt discounts and other	11	2	127	11
Sales commissions	22	20	83	78
Deferred conversion costs	6	13	22	28
Total amortization	$688	$126	$1,531	$464

First Data acquisition-related intangible assets	$—	$106	$233	$431
First Data capitalized software	—	26	62	94
First Data purchased software	—	34	72	123
First Data financing costs, debt discounts and other	—	4	7	17
First Data sales commissions	—	—	—	—
First Data deferred conversion costs	—	11	22	41
Total First Data amortization [2]	$—	$181	$396	$706

Combined acquisition-related intangible assets	$560	$149	$1,269	$594
Combined capitalized software	43	62	222	231
Combined purchased software	46	46	175	170
Combined financing costs, debt discounts and other	11	6	134	28
Combined sales commissions	22	20	83	78
Combined deferred conversion costs	6	24	44	69
Total combined amortization	$688	$307	$1,927	$1,170

[1]
The company adjusts its non-GAAP results to exclude amortization of acquisition-related intangible assets as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions (see corresponding adjustment on page 8). The adjustment for acquired First Data software/technology excludes only the incremental amortization related to the fair value purchase accounting allocation. Management believes that the adjustment of acquisition-related intangible asset amortization supplements the GAAP information with a measure that can be used to assess the comparability of operating performance. Although the company excludes amortization from acquisition-related intangible assets from its non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

[2]
Represents the financial results of First Data prior to the date of acquisition. For the year ended December 31, 2019, this includes the results of First Data from January 1, 2019 through July 28, 2019. For the three months and year ended December 31, 2018, this includes the results of First Data from October 1, 2018 through December 31, 2018 and from January 1, 2018 through December 31, 2018, respectively.

News Release

Fiserv, Inc.
Full Year Forward-Looking Non-GAAP Financial Measures

Internal Revenue Growth - The company's internal revenue growth outlook for 2020 excludes the impact of foreign currency fluctuations, acquisitions, dispositions and the impact of the company's Output Solutions postage reimbursements and merchant services adjustments, and includes deferred revenue purchase accounting adjustments. Additionally, the internal revenue growth outlook is calculated based on the combined results of Fiserv and First Data. On a GAAP basis, the financial results of First Data are included in the consolidated results of Fiserv from the date of acquisition. Therefore, the company expects GAAP revenue growth to be significantly higher than internal revenue growth.

Adjusted Earnings Per Share - The company's adjusted earnings per share outlook for 2020 excludes certain non-cash or other items which should enhance shareholders' ability to evaluate the company's performance, as such measures provide additional insights into the factors and trends affecting its business. Non-cash or other items may be significant and include, but are not limited to, non-cash deferred revenue adjustments arising from acquisitions; non-cash intangible asset amortization expense associated with acquisitions; non-cash impairment charges; severance and restructuring costs; net charges associated with debt financing activities including foreign currency transaction gains, early debt extinguishment and bridge financing costs; merger and integration costs; gains or losses from the sale of businesses; and certain discrete tax benefits and expenses. Adjustments to earnings per share that have been incurred in 2019 are presented on page 8 but are not necessarily indicative of adjustments that may be incurred in 2020. Estimates of these adjustments on a forward-looking basis are not available due to the variability, complexity and limited visibility of these items.

The company's adjusted earnings per share growth outlook for 2020 is based on 2019 adjusted earnings per share performance, including the historical results of First Data on an adjusted combined company basis, as adjusted for the Investment Services Transaction and other divestitures.

2019 adjusted earnings per share [1]	$4.00
Net impact from divestitures, including the Investment Services Transaction	(0.05)
2019 adjusted earnings per share, as adjusted for divestitures	$3.95

2020 adjusted earnings per share outlook	$4.86 - $5.02
2020 adjusted earnings per share growth outlook	23% - 27%

See pages 3-5 for disclosures related to the use of non-GAAP financial measures.

[1]	See page 8 for a reconciliation of GAAP earnings per share to adjusted earnings per share.